Toni Prezzo
Chief Financial Officer
(650) 340-1888

AeroCentury Corp. Reports Second Quarter 2019 Results

BURLINGAME, California, August 7, 2019 -- AeroCentury Corp. (“AeroCentury” or the “Company”) (NYSE American: ACY), an independent aircraft leasing company, today reported a second quarter 2019 net loss of $78,000, or $(0.05) per share, compared to a net loss of $81,000, or $(0.06) per share, for the second quarter of 2018. Second quarter 2019 results reflect the combined operations of AeroCentury and its subsidiary, JetFleet Holding Corp. (“JetFleet”), which was acquired by the Company on October 1, 2018.

In the first six months of 2019, the Company reported a net loss of $1.4 million, or $(0.90) per share, compared to net income of $236,200, or $0.17 per share, in the first six months of 2018.

The results for the second quarter included a $160,000 impairment provision, based on appraised value, for one older turboprop aircraft that is held for sale, but is on a short-term operating lease. The six months ended June 30, 2019 also included impairment provisions related to two older turboprop aircraft and a spare engine, all of which remain off lease. The sale of those three assets is expected to occur in the third quarter of 2019.

The results for the second quarter and first six months of 2019 included a $171,000 loss related to the reclassification of an asset held for lease to a finance lease receivable as a result of a lease amendment under which the customer agreed to buy the aircraft at lease expiration in November 2019.

Results for the second quarter and first six months of 2019 included $43,000 and $451,000 respectively, of non-cash charges related to interest rate swaps the Company entered into during the first quarter.

The second quarter and first six months of 2018 included $579,000 and $1.6 million, respectively, of maintenance reserves revenue resulting from payments received from a lessee that returned three leased aircraft to the Company in 2017.

“Our results are now beginning to reflect cost reductions as a result of the Company’s acquisition of its management company and our expense-cutting efforts. Salaries, employee benefits and professional and other fees for the second quarter of 2019 were $300,000 less when compared to the pre-acquisition management fees and professional and other fees incurred in the same period last year,” said Michael Magnusson, President of the Company.

“Furthermore, the Company is nearing completion of its fleet modernization program,” Magnusson continued. “We anticipate the sale of three older assets will be consummated during the third quarter. The Company’s other single remaining older aircraft is on a short-term operating lease and is being actively marketed for sale. Executing our portfolio modernization program has not only resulted in a 98% utilization rate during the first half of 2019, it is an essential element to position the Company for success going forward, as it will allow the Company to focus on growing our portfolio by acquiring newer mid-life regional aircraft types that satisfy the current and anticipated future needs of our customer base of regional airlines.”

Second Quarter 2019 Highlights and Comparative Data

●
Net loss was $78,000 compared to a $1.3 million loss in the preceding quarter and net loss of $81,000 a year ago.
● EBITDA1 was $5.3 million compared to $4.4 million in the preceding quarter and $5.4 million a year ago.
●
Average portfolio utilization was 98% during the first and second quarters of 2019, compared with 91% in the second quarter of 2018. The increase was a result of the purchase of two on-lease aircraft during the second quarter of 2018 and sales of off-lease assets during the second half of 2018.
●
Total revenues decreased 5% to $7.2 million for the second quarter of 2019, compared to $7.6 million in the preceding quarter and decreased 8% from $7.8 million in the second quarter a year ago.
o
Operating lease revenue decreased 3% in the second quarter of 2019 from $7.1 million in the first quarter of 2019 as a result of an asset sale during March 2019. Operating lease revenue increased 2% from $6.8 million in the second quarter of 2018 as a result of assets purchased during 2018, the effect of which was partially offset by the March 2019 asset sale.
o
The Company recorded no maintenance reserves revenue in the first or second quarters of 2019 and $579,000 in the second quarter of 2018.
o
During the second quarter of 2019, the Company recognized gains of $100,000 related to the sale of aircraft parts, compared to gains of $179,000 related to the sale of an aircraft and parts in the first quarter of 2019 and gains of $18,000 for parts sales in the second quarter of 2018.
o
During the second quarter of 2019, the Company recorded a loss on sale of an aircraft of $171,000 as a result of a lease amendment that converted an operating lease to a sales-type finance lease, under which the customer agreed to purchase the aircraft at lease expiration in November 2019.
●
Total expenses decreased 21% to $7.3 million from $9.2 million in the preceding quarter, and decreased 8% from $7.9 million in the year-ago quarter.
o
During the second quarter of 2019, the Company recognized a $160,000 asset impairment based on appraisal, compared to the first quarter of 2019, when the Company recognized $1.4 million of asset impairments on three assets held for sale, based on estimated sales proceeds. The Company expects to sell all three assets during the third quarter of 2019. During the second quarter of 2018, the Company recognized an impairment of $298,000 on an asset that was sold later in the year.
o
Interest expense in the second quarter included $43,000 of non-cash charges related to interest rate swaps the Company entered into during the first quarter, compared to $408,000 of such charges in the first quarter.
o
The second quarter of 2019 included a $300,000 decrease in salaries, employee benefits and professional fees and other expenses compared to the management fees and professional fees and other expenses incurred in the year-ago quarter before the Company acquired JetFleet. Such expenses were approximately the same in the first quarter of 2019.
●
Book value per share was $24.88 as of June 30, 2019, compared to $25.59 at March 31, 2019 and $33.60 a year ago.

Aircraft and Engine Portfolio

AeroCentury’s portfolio currently consists of twenty-two aircraft, spread over nine different aircraft types.  Fifteen of the aircraft, comprised of thirteen regional jets and two turboprops, are held for lease.  Three additional regional jets and four turboprops are held under sales-type or direct finance leases.  The Company also has one engine and five turboprop aircraft that are held for sale, two of which are being sold in parts.  The current customer base comprises nine customers operating in eight countries.

About AeroCentury: AeroCentury is an independent global aircraft operating lessor and finance company specializing in leasing regional jet and turboprop aircraft and related engines. The Company's aircraft and engines are leased to regional airlines and commercial users worldwide.

This press release contains forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements in this press release other than statements that are purely historical are forward-looking statements. Forward-looking statements in this press release include, without limitation, statements regarding (a) the continued effect of cost cutting efforts and cost savings arising from the acquisition of the management company; (b) the anticipated sale of three older assets in the third quarter of 2019, and (c) the Company’s focus on growing its portfolio by replacing older aircraft with newer mid-life regional aircraft types that satisfy the current and anticipated future needs of its customer base. The Company's beliefs, expectations, forecasts, objectives and strategies for the future are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements, including but not limited to: (a) unanticipated increases in costs and expenses in connection with management of the Company; (b) the failure of the Company to consummate the sale of the three older assets due to the failure of either party to meet conditions precedent for the purchase and sale of such assets; (b) the availability of acceptable mid-life regional aircraft for acquisition and sufficient acceptable financing for such acquisitions; and (c) unanticipated changes in demand for the specific regional aircraft types currently owned or to be acquired by the Company. The forward-looking statements in this press release and the Company's future results of operations are subject to additional risks and uncertainties set forth under the heading "Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors that May Affect Future Results and Liquidity" in documents filed by the Company with the Securities and Exchange Commission, including the Company's quarterly reports on Form 10-Q and the Company's latest annual report on Form 10-K, and are based on information available to the Company as of the date hereof and speak only as of such date. The Company does not intend, and assumes no obligation, to update any forward-looking statements made in this press release. For these reasons, readers are cautioned not to place undue reliance on forward-looking statements.

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1 EBITDA is a non-GAAP measure. See below for its method of calculation and reconciliation to its most directly comparable GAAP measure, as well as other information about the use of non-GAAP measures generally, at the end of this press release.

Condensed Consolidated Statements of Income
(in thousands, except share and per share data) (Unaudited)

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2019	2019	2018	2019	2018

Operating lease revenue	$6,966	$7,148	$6,824	$14,114	$13,287
Maintenance reserves revenue 2	-	-	579	-	1,629
Finance lease revenue	260	236	361	496	740
Gain on disposal of assets	100	179	18	278	10
Loss on sales-type finance leases	(171)	-	-	(171)	-
Other income	6	4	2	10	3
	7,161	7,567	7,784	14,728	15,669

Depreciation	2,970	3,201	3,150	6,171	6,092
Interest	2,485	2,912	2,365	5,398	4,619
Management fees	-	-	1,502	-	2,949
Provision for impairment	160	1,408	298	1,568	298
Maintenance costs	10	107	69	117	160
Professional fees and other	1,021	1,004	478	2,024	1,158
Salaries and employee benefits	621	599	-	1,220
	7,267	9,231	7,862	16,498	15,276

(Loss)/income before income taxes	(106)	(1,664)	(78)	(1,770)	393

Income tax provision	(28)	(356)	3	(384)	157

Net (loss)/income	$(78)	$(1,308)	$(81)	$(1,386)	$236

Earnings/(loss) per share:
Basic	$(0.05)	$(0.85)	$(0.06)	$(0.90)	$0.17
Diluted	$(0.05)	$(0.85)	$(0.06)	$(0.90)	$0.17

Shares used in per share computations:
Basic	1,545,884	1,545,884	1,416,699	1,545,884	1,416,699
Diluted	1,545,884	1,545,884	1,416,699	1,545,884	1,416,699

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2 Maintenance reserves revenue is dependent upon the amount of reserves retained upon lease terminations. The three months and six months ended June 30, 2018 included $579,000 and $1.6 million, respectively, of maintenance reserves revenue resulting from payments received by the Company during the first two quarters of 2018 from a lessee that returned three leased aircraft to the Company in 2017.

Condensed Consolidated Balance Sheets
(in thousands) (Unaudited)

ASSETS
	June 30,	December 31,
	2019	2018

Cash and cash equivalents	$3,357	$1,543
Securities	-	121
Accounts receivable	5,633	3,967
Finance leases receivable	16,589	15,251
Aircraft, net of accumulated depreciation	168,382	184,020
Assets held for sale	9,683	10,223
Property, equipment and furnishings, net of accumulated depreciation	67	69
Lease right of use, net of accumulated amortization	1,271	-
Favorable lease acquired, net of accumulated amortization	-	863
Deferred tax asset	394	255
Prepaid expenses and other assets	286	840
Total assets	$205,662	$217,152
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$333	$1,026
Accrued payroll	100	79
Notes payable and accrued interest, net of unamortized debt issuance costs	123,417	131,092
Derivative liability	2,229	-
Lease liability	536	-
Maintenance reserves	26,302	28,527
Accrued maintenance costs	252	463
Security deposits	3,053	3,368
Unearned revenues	4,107	3,275
Deferred income taxes	6,686	7,537
Income taxes payable	184	497
Total liabilities	167,199	175,864

Stockholders’ equity:
Preferred stock, $0.001 par value	-	-
Common stock, $0.001 par value	2	2
Paid-in capital	16,783	16,783
Retained earnings	26,155	27,540
Accumulated other comprehensive income	(1,439)	-
Treasury stock	(3,037)	(3,037)
Total stockholders’ equity	38,463	41,288
Total liabilities and stockholders’ equity	$205,662	$217,152

Use of Non-GAAP Financial Measures

To supplement the Company’s financial information presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), this press release includes the non-GAAP financial measure of EBITDA. The Company defines EBITDA as net (loss)/income, plus depreciation expense, plus interest expense and plus/(minus) income tax (benefit)/provision. The table below provides a reconciliation of this non-GAAP financial measure to its most directly comparable financial measure calculated and presented in accordance with GAAP. This non-GAAP financial measure should not be considered as an alternative to GAAP measures such as net income or any other measure of financial performance calculated and presented in accordance with GAAP. Rather, the Company presents this measure as supplemental information because it believes it provides meaningful additional information about the Company’s performance for the following reasons: (1) this measure allows for greater transparency with respect to key metrics used by management, as management uses this measure to assess the Company’s operating performance and for financial and operational decision-making; (2) this measure excludes the impact of items management believes are not directly attributable to the Company’s core operating performance and may obscure trends in the business; and (3) this measure may be used by institutional investors and the analyst community to help analyze the Company’s business. The Company’s non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as the Company does.

	For the Three Months Ended (in thousands)
	June 30,	March 31,	June 30,
	2019	2019	2018
Reconciliation of Net (loss)/income to EBITDA:
Net (loss)/income	$(78)	$(1,308)	$(81)
Depreciation	2,970	3,201	3,150
Interest	2,485	2,912	2,365
Income tax (benefit)/provision	(28)	(356)	3
EBITDA:	5,349	4,449	5,437